Exhibit 10(a)

SECOND AMENDMENT TO CREDIT AGREEMENT

     THIS SECOND AMENDMENT TO CREDIT AGREEMENT (the “Second Amendment”) is made and entered into as of April 19, 2004 by and among TITAN DISTRIBUTION, INC., TITAN INTERNATIONAL, INC., TITAN INVESTMENT CORPORATION, TITAN TIRE CORPORATION, TITAN TIRE CORPORATION OF NATCHEZ, TITAN TIRE CORPORATION OF TEXAS, TITAN WHEEL CORPORATION OF ILLINOIS, TITAN WHEEL CORPORATION OF IOWA, TITAN WHEEL CORPORATION OF SOUTH CAROLINA and TITAN WHEEL CORPORATION OF VIRGINIA (the “Borrowers”) and the Lenders.

RECITALS

     A. Borrowers, Credit Parties, General Electric Capital Corporation, as Agent and Lender and the other Lenders are parties to that certain Credit Agreement, dated as of December 21, 2001 (as amended from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Credit Agreement.

     B. Titan International, Inc. (“Titan” or “International”) has entered into an agreement (the “Stock Purchase Agreement”) to purchase Citicorp Venture Capital, Ltd.’s 4,917,464 shares of Titan common stock for $15,000,000 and in which Titan agrees to release Citicorp Venture Capital, Ltd. from the Vehicular Technologies lawsuit.

     C. Borrowers request that the Lenders amend the Credit Agreement as specifically set forth herein.

AGREEMENT

     In consideration of the Recitals and of the mutual promises and covenants contained herein, Lenders and Borrowers agree as follows:

     1. Consent and Acknowledgment. Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Lenders consent and acknowledge that the Stock Purchase Agreement is permitted under Section 6.14(g) of the Credit Agreement.

     2. Second Amendment of Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

     (a) Term Loan Payments. Section 1.1(b)(ii) of the Credit Agreement is deleted and replaced with the following:

     ”(ii) From and after the date of the Second Amendment, Borrowers shall pay the principal amount of the Term Notes in consecutive installments as follows (for the avoidance of doubt, the following amortization schedule takes into account all principal prepayments made through the date of the Second Amendment, including the voluntary prepayment of $26,425,000 made as of the date of the Second Amendment):

Payment Date	Installment Amount
July 1, 2004	$2,475,000
October 1, 2004	$2,475,000
January 1, 2005	$2,475,000
January 14, 2005	$52,575,000

     (b) Prepayments. Section 1.3(a) of the Credit Agreement is deleted and replaced with the following:

     ”(a) Voluntary Prepayments. Borrowers may at any time on at least five (5) days’ prior written notice by Borrower Representative to Agent voluntarily prepay all or part of the Term Loan; provided that (x) any such prepayments shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount, and (y) other than the voluntary prepayment in the amount of $26,425,000.00 made on the date of the Second Amendment, any such prepayment shall be made only on the first day of a calendar month. Any voluntary prepayment of the Term Loan must be accompanied by the payment of the fee required by Section 1.9(c), if any. Any partial prepayment of the Term Loan shall be applied to prepay the scheduled installments of the Term Loan in inverse order of maturity. Notwithstanding anything to the contrary set forth in Section 1.3(a), the fee required by Section 1.9(c) shall not apply to the voluntary prepayment of $26,425,000.00.

     (d) Definitions – Changes. The definition of “Permitted Company Redemption” in Annex A of the Credit Agreement is deleted and replaced with the following:

     “Permitted Company Redemption” shall mean the redemption by International after January 1, 2001 of shares of the issued and outstanding common Stock of International, provided that (a) the amount expended on and after such date for such redemptions shall amount to, in the aggregate (on a cumulative basis after such date), not more than $20,500,000, and (b) not more than $500,000 of such amount shall be used for Non-Stock Purchase Agreement Redemptions.

     (c) Definitions – New. Annex A of the Credit Agreement is amended by adding to such Annex in alphabetical order the following terms:

     “Non-Stock Purchase Agreement Redemptions” shall mean redemptions or series of redemptions of Stock of International other than redemptions made pursuant to the Stock Purchase Agreement.

     “Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement dated April 19, 2004 by and between Citicorp Venture Capital, Ltd. and International.

     3. Conditions Precedent to Effectiveness of Second Amendment. Sections 1 and 2 of this Second Amendment shall not be effective unless and until each of the following conditions shall have been satisfied in Agent’s discretion (unless Agent has received written notice of a determination by Lenders of satisfaction or non-satisfaction of such conditions, in which case such determination shall control):

     (a) Execution of Second Amendment. Borrowers and the Lenders shall each have executed and delivered this Second Amendment.

     (b) Acknowledgment of Guarantors. The Acknowledgment and Agreement of each of the Guarantors set forth at the end of this Second Amendment, shall be duly executed by each Guarantor.

     (c) Fee. Borrowers shall have paid to Agent an amendment fee in the amount of $50,000 payable to those Lenders signatory to this Second Amendment in the amount, with respect to each such Lender, equal to such Lender’s Pro Rata Share, which fee shall be fully earned and payable in cash on the date hereof. Any portion of the fee which is not distributed to the Lenders pursuant to this Section 3(c) shall be returned to the Borrower Representative.

     (d) Stock Purchase Agreement. Borrowers shall have delivered to Agent and each of the Lenders a fully executed copy of the Stock Purchase Agreement, including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith.

     (e) Prepayments. Borrowers shall have delivered to Agent the voluntary prepayment under Section 1.3(a) of $26,425,000.

     4. Representations and Warranties. Borrowers hereby, jointly and severally, represent and warrant to Agent and the Lenders as follows:

     (a) Recitals. The Recitals in this Second Amendment are true and correct in all respects.

     (b) Incorporation of Representations. All representations and warranties of the Borrowers in the Credit Agreement are incorporated herein in full by this reference and, except with respect to representations and warranties that were made as of and limited to a specific date, are true and correct as of the date hereof.

     (c) Corporate Power; Authorization. Borrowers have the corporate or organizational power, and have been duly authorized by all requisite action (corporate or otherwise), to execute and deliver this Second Amendment and to perform their obligations hereunder and thereunder. This Second Amendment has been duly executed and delivered by each of the Borrowers.

     (d) Enforceability. This Second Amendment is the legal, valid and binding obligation of Borrowers, enforceable against each Borrower in accordance with its terms.

     (e) No Violation. The execution, delivery and performance of this Second Amendment by each of the Borrowers and the transactions which give rise to the voluntary prepayment in the amount of $26,425,000 made on the date of this Second Amendment, do not and will not (i) violate any law, rule, regulation or court order to which any Borrower is subject; (ii) conflict with or result in a breach of any Borrower’s Articles of Incorporation, Bylaws, or other organizational documents or any agreement or instrument to which any Borrower is party or by which it or its properties are bound, or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property of any Borrower, whether now owned or hereafter acquired, other than liens in favor of Agent.

     (f) Obligations Absolute. The obligation of Borrowers to repay the Loans, together with all interest accrued thereon, is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of the Loans.

     (g) Default. No Default or Event of Default exists under the Credit Agreement or the Loan Documents.

     5. Effect and Construction of Second Amendment. Except as expressly provided herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Second Amendment shall not be construed to:

     (a) impair the validity, perfection or priority of any lien or security interest securing the Notes;

     (b) waive or impair any rights, powers or remedies of Agent under the Loan Documents;

     (c) constitute an election of remedies to the exclusion of any other remedies;

     (d) constitute an agreement by Agent or require Agent to waive any Defaults or extend the term of the Credit Agreement or the time for payment of any of the Loans; or

     (e) evidence the obligations of any Lender to make any further Loans or other extensions of credit to Borrowers.

     6. Release of Claims and Waiver. Borrowers, hereby release, remise, acquit and forever discharge Agent, Lenders, and Agent’s and Lenders’ employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Second Amendment, the Credit Agreement and the Loan Documents, including but not limited to, claims relating to any settlement negotiations (all of the foregoing hereinafter called the “Released Matters”). Borrowers acknowledge that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. Each Borrower represents and warrants to Agent and the Lenders that it has not purported to transfer, assign or otherwise convey any right, title or interest of such Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

     7. Costs and Expenses. The Borrowers hereby reaffirm their agreement under the Credit Agreement to pay or reimburse Agent on demand for all costs and expenses incurred by Agent in connection with the Credit Agreement, the Collateral Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all fees and disbursements of counsel to Agent for the services performed by such counsel in connection with the preparation of this Second Amendment and the documents and instruments incidental hereto.

     8. Miscellaneous.

     (a) Further Assurances. Borrowers agree to execute such other and further documents and instruments as Agent may reasonably request to implement the provisions of this Second Amendment and to perfect and protect the liens and security interests created by the Credit Agreement.

     (b) Benefit of Agreement. This Second Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns. No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Second Amendment.

     (c) Entire Agreement. Except as expressly set forth herein, there are no agreements or understandings, written or oral, between Borrowers, Lenders or Agent relating to this Second Amendment, the Credit Agreement or the other Loan Documents that are not fully and completely set forth herein or therein.

     (d) Severability. The provisions of this Second Amendment are intended to be severable. If any provisions of this Second Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Second Amendment in any jurisdiction.

     (e) Governing Law. This Second Amendment shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois, without regard to the choice of law principles of such state.

     (f) Counterparts; Facsimile Signatures. This Second Amendment may be executed in any number of counterparts and by different parties to this Second Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     (g) Notices. Any notices with respect to this Second Amendment shall be given in the manner provided for in the Credit Agreement.

     (h) Survival. The provisions set forth in Section 6 above shall survive the Termination Date.

     (i) Amendment. No amendment, modification, rescission, waiver or release of any provision of this Second Amendment shall be effective unless the same shall be in writing and signed by the parties hereto.

     (j) References. All references in the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

     (k) No Other Waiver. The execution of this Second Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Loan Document or other document held by Agent, whether or not known to Agent and whether or not existing on the date of this Second Amendment.